EXHIBIT 10.1

AMENDMENT NUMBER 3

TO

EMPLOYMENT AGREEMENT

AMENDMENT NUMBER 3 TO EMPLOYMENT AGREEMENT, dated as of October 4, 2016 (this “Amendment”), by and between PEEKAY BOUTIQUES, INC., a Nevada corporation (“Peekay”), and JANET MATHEWS, an individual (“Mathews”). Each of Peekay and Mathews are referred to in this Amendment individually as a “Party” and collectively as the “Parties.” Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to such terms in the Employment Agreement (as hereinafter defined).

RECITALS

A. Peekay and Mathews are parties to that certain Employment Agreement, dated December 31, 2014, as amended by Amendment No. 1 thereto, dated December 29, 2015 and Amendment No. 2 thereto, dated March 1, 2016 (the “Employment Agreement”).

B. Mathews has performed extensive services to the benefit of the Company and its stakeholders in connection with, among other things, exploring potential restructuring options for the Company (the “Restructuring Related Services”).

C. The Company, by and through its board of directors, has determined to provide a cash bonus of $100,000 (the “Bonus”) to Mathews pursuant to the terms of this Amendment in consideration for the Restructuring Related Services, and Mathews has agreed to accept such Bonus in full and complete satisfaction of all claims to entitlement of a bonus under the Employment Agreement or otherwise.

D. Section 7(c) of the Employment Agreement provides that the Employment Agreement may be amended only with the written consent of each of the Parties. The Parties desire to amend the Employment Agreement to modify Section 3(i) in order to provide for the payment of the Bonus to Mathews. This Amendment evidences the written consent of each of the Parties to the changes to the Employment Agreement as set forth herein and, along with the recitals hereto, shall become part of the Employment Agreement as if fully set forth therein.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound and in consideration of the mutual agreements and covenants contained herein and in the Agreement, hereby agree to amend the Employment Agreement as follows:

1. Amendment to Section 3(i). Section 3(i) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(i) Bonus. Mathews has earned a bonus of $100,000 which shall be paid to Mathews by the Company, in cash, as follows: (a) Seventy Five Thousand Dollars ($75,000) on the date that is three business days after the date on which this Amendment has been fully executed by the Parties and (b) Twenty Five Thousand Dollars ($25,000) on or before March 31, 2017, provided that Mathews remains employed by the Company pursuant to this Employment Agreement on that date.”

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2. Full and Complete Satisfaction of Bonus. Mathewshereby acknowledges and agrees that payment of the Bonus pursuant to the terms of this Amendment constitutes full and complete satisfaction of all claims to entitlement of a bonus under the Employment Agreement or otherwise.

3. Employment Agreement Remains in Force. Except as expressly set forth in this Amendment, the Employment Agreement remains unmodified and in full force and effect.

4. Counterparts; Facsimile Execution. This Amendment may be executed in any number of counterparts and by the parties hereto on separate counterparts but all such counterparts shall together constitute one and the same instrument. Facsimile execution and delivery of this Amendment is legal valid and binding execution and delivery for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

PEEKAY BOUTIQUES, INC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Chairman

JANET MATHEWS

By:	/s/ Janet Mathews

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